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                                                                   Exhibit n.2.

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 10/ Amendment No. 58 to Registration Statement No. 333-96517/811-07411 of MetLife of CT Fund UL II for Variable Life Insurance (formerly The Travelers Fund UL II for Variable Life Insurance) on Form N-6 of our report dated
March 22, 2006, relating to MetLife of CT Fund UL II for Variable Life Insurance, and our report dated March 29, 2006, relating to MetLife Life and Annuity Company of Connecticut (formerly The Travelers Life and Annuity Company) (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife, Inc. on July 1, 2005 and the application of the purchase method of accounting to the assets and liabilities of the Company as required by the U.S. Securities and Exchange Commission Staff Accounting Bulletin 5.J., PUSH DOWN BASIS OF ACCOUNTING REQUIRED IN CERTAIN LIMITED CIRCUMSTANCES and such assets and liabilities were measured at their fair values as of the acquisition date in conformity with Statement of Financial Accounting Standards No.141, BUSINESS COMBINATIONS) and consolidated financial statement schedules, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm", appearing in the Statement of Additional Information which is incorporated by reference to such Registration Statement.

/s/ Deloitte & Touche LLP
Certified Public Accountants

Tampa, Florida
October 23, 2006